EXHIBIT 99.1

Exide Technologies Reports Fiscal 2009 Fourth Quarter and Full Year Results

MILTON, Ga., June 4, 2009 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2009 fourth quarter and full year financial results, for the periods ended March 31, 2009.

Highlights of Fiscal 2009 Fourth Quarter and Full Year Results:

 *  Net sales for the fiscal 2009 fourth quarter of $654.3 million compared to $1.03 billion in the prior year quarter on 20% lower volumes; fiscal year 2009 net sales decreased 10% from fiscal year 2008 on 6% lower volumes;
 *  Gross margin for the fiscal 2009 fourth quarter was 18.4%
    compared to 17.3% in the prior year period; fiscal year 2009 gross margin was 18.5% increasing 250 basis points over the prior fiscal year;
 *  Adjusted net income for fiscal year 2009 was $47.3 million or
    $0.63 per diluted share as compared to adjusted net income of
    $28.7 million or $0.41 per diluted share in fiscal year 2008;
 *  Net cash provided by operating activities for fiscal year 2009 was $120.5 million compared to $1.1 million for the prior fiscal year; fiscal 2009 includes the impact of pre-funding fiscal 2010 pension contribution of approximately $25 million and the
    reduction in factored accounts receivable of $94 million;
 *  Capital spending in fiscal 2009 of approximately $109 million, nearly double the level in recent years; and
 *  Net debt at March 31, 2009 reduced by $37 million to $589 million from March 31, 2008.

Fourth Quarter Consolidated Results

Fiscal 2009 fourth quarter consolidated net sales were $654.3 million as compared to net sales of $1.03 billion in the fiscal 2008 fourth quarter. Net sales in the fiscal 2009 period were negatively impacted by foreign currency translation ($62 million), price reductions due to a 60% decline in average lead prices quarter over quarter ($102 million) and overall lower unit volumes ($212 million). The lower volume equates to an approximate 20% reduction in unit sales and is driven by lower original equipment builds in Transportation and Industrial Energy, lower capital spending in the Network channels and softer aftermarket volumes.

Consolidated net loss for the fiscal 2009 fourth quarter was $64.4 million or ($0.85) per share compared to net income for the fiscal 2008 fourth quarter of $63.3 million or $0.80 per diluted share. The results for these comparable periods were impacted by the following items:

 *  The fiscal 2009 fourth quarter results include restructuring charges of $41.8 million, net of tax, or ($0.55) per share ($43.6 million pre-tax as the majority was recorded in legal entities which have full tax valuations). These charges are principally the result of an accelerated reduction-in-force program in Europe including the planned closure of our Auxerre, France
    transportation manufacturing facility. This amount compares with net of tax restructuring charges in the fourth quarter of the prior year in the amount of $3.5 million or ($0.04) per share
    ($4.2 million pre-tax).
 *  The results of the fiscal 2009 fourth quarter include currency remeasurement losses, net of tax, in the amount of $5.9 million or ($0.08) per share ($8.5 million pre-tax), while the results of the fiscal 2008 fourth quarter include currency remeasurement income of $14.8 million, net of tax, or $0.18 per share ($22.6 million pre-tax).
 *  The fiscal 2009 fourth quarter includes an unrealized gain from revaluation of warrants liability in the amount of $0.5 million or $0.01 per share while the fiscal 2008 fourth quarter contains an unrealized loss from revaluation of warrants liability of $4.2 million or ($0.05) per share. Unrealized gains and losses from revaluation of warrants liability are not subject to income taxes.
 *  The fiscal 2009 fourth quarter includes reorganization items, net of tax, in the amount of $0.6 million or ($0.01) per share ($0.9 million pre-tax) compared to the fiscal 2008 period of $0.9 million or ($0.01) per share ($1.4 million pre-tax).
 *  The fiscal 2009 fourth quarter tax provision was negatively impacted by $14.4 million or ($0.19) per share due to valuation allowance increases. This compares with a $34.6 million or $0.43 per share credit to the tax provision in the fiscal 2008 fourth quarter resulting principally from the reversal of a valuation allowance relating to deferred taxes in the United States.

Excluding the impact of the above described, non-operational items, adjusted net loss for the fiscal 2009 fourth quarter was $2.2 million or ($0.03) per share. This compares with adjusted net income for the comparable prior year period of $22.5 million or $0.28 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2009 fourth quarter was $40.4 million as compared with Adjusted EBITDA of $80.1 million in the prior fiscal year fourth quarter. Although gross profit declined by $58.1 million in comparison to the prior fiscal year fourth quarter on lower volume, as a percent of net sales, margins increased to 18.4% in the fiscal 2009 fourth quarter, compared to 17.3% in the prior year period, a 110 basis point margin improvement. Gordon A. Ulsh, President and Chief Executive Officer, said, "We continued to drive improved gross margins in light of volume softness during the quarter by executing on our cost reduction, efficiency improvement and restructuring initiatives. These initiatives while providing benefit in this challenging quarter also lay the groundwork for stronger margins when market conditions improve."

Selling, general and administrative expenses for the fiscal 2009 fourth quarter decreased approximately 15% to $107.0 million versus the comparable prior year period of $126.6 million. Approximately $12.3 million of the decrease resulted from foreign currency translation. As previously announced, restructuring charges for the 2009 fiscal fourth quarter amounted to $43.6 million as we continue to right-size our global cost structure.

Net interest expense decreased approximately 19% or $4.1 million to $17.1 million in the fiscal 2009 fourth quarter as compared to $21.2 million in the fiscal 2008 fourth quarter; a result of lower average net debt and the favorable impact of lower interest rates. At March 31, 2009, net debt decreased 6% to $588.7 million from $625.6 million at March 31, 2008. Factoring of European accounts receivable was reduced to $0.6 million at March 31, 2009 from $94.3 million at March 31, 2008.

Fiscal 2009 Full Year Consolidated Results

The Company reported a net loss for the 2009 fiscal year of $69.5 million or ($0.92) per share as compared to net income of $32.1 million or $0.46 per diluted share in the prior year period. Adjusted net income for fiscal 2009 was $47.3 million or $0.63 per share. This compares to an adjusted net income of $28.7 million or $0.41 per share for fiscal 2008. Refer to the attached reconciliation of net income or loss under Generally Accepted Accounting Principles to adjusted net income.

Net sales for fiscal 2009 totaled $3.3 billion as compared with $3.7 billion for the prior fiscal year. Net sales for fiscal 2009 were negatively impacted by pricing reductions resulting from lead escalator arrangements of approximately $142 million, the result of a 42% decline in the average cost of lead in the current fiscal year when compared to the 2008 fiscal year. Additionally, net sales for fiscal 2009 were lower due to declining volumes of approximately 6% or $230 million as compared to fiscal 2008. Fiscal 2009 gross profit as a percent of net sales improved 250 basis points to 18.5% from 16.0% in the prior fiscal year. Adjusted EBITDA for fiscal 2009 increased 3.5% to $252.7 million versus $244.1 million in the comparable prior fiscal year. The increase in Adjusted EBITDA is the result of continued improvements in operational efficiencies and the retention of non-lead related pricing which have outweighed the impact of lower unit sales in most channels served by our businesses. Restructuring charges for fiscal 2009 totaled $63.3 million compared to $10.5 million in fiscal 2008. Mr. Ulsh stated, "The decisions taken to continue to adjust our cost base are certainly difficult ones, but are necessary to position the Company for continued improvements in earnings as the macro-economic environment improves. We expect the announced restructuring initiatives to produce annualized savings of approximately $70 million."

As of March 31, 2009, the Company had cash and cash equivalents of $69.5 million and $130.6 million availability under its bank revolving loan facility. This compares to cash and cash equivalents of $90.5 million and $136.4 million availability under the revolving loan facility at March 31, 2008. Free cash flow, which includes the negative impact of reducing by $94 million, the amount of European receivables factored was $19.4 million for fiscal 2009 as compared to a free cash flow burn of ($48.7) million for fiscal 2008. This increase is due to the increase in Adjusted EBITDA and improved working capital resulting from lower lead prices, partially offset by planned increases in restructuring and capital expenditures. Additionally, the Company pre-funded its fiscal 2010 pension contribution by approximately $25 million.

Segment Information for the Three and Twelve Months Ended March 31

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2009 fourth quarter were $418.1 million as compared to $636.2 million in the same period of fiscal 2008. Approximately $113 million of the decline in net sales is the result of lower unit volumes by both Transportation segments for OE production and aftermarket sales, as well as lower third party lead sales. A stronger dollar against most foreign currencies resulted in unfavorable currency translation of approximately $29.4 million. Price reductions resulting from lead escalator arrangements negatively impacted net sales by $75.8 million in the fiscal 2009 fourth quarter as compared to the fiscal 2008 period. Net sales for fiscal 2009 were $2.0 billion as compared to $2.3 billion for fiscal 2008.

Adjusted EBITDA for the combined Transportation segments was $18.6 million in the fiscal 2009 fourth quarter versus $55.3 million in the comparable fiscal 2008 period. Adjusted EBITDA for the Transportation segments declined in the current fiscal quarter from the prior year period primarily due to lower sales volumes and lower profits from its recycling operations; the result of dramatically lower lead prices. Adjusted EBITDA for fiscal 2009 was $139.3 million versus $181.6 million for fiscal 2008.

Industrial Energy Segments

Fiscal 2009 fourth quarter total net sales for the Company's combined Industrial Energy segments were $236.2 million as compared to $394.1 million in the comparable fiscal 2008 period. This decrease was primarily due to a 25% decline in unit volumes for both motive power and network power products in the fiscal 2009 fourth quarter as compared to the prior year period. Net sales were negatively impacted by unfavorable foreign currency translation of $32.4 million and lead related price reductions due to lead escalator arrangements of approximately $26.1 million over the prior year period. Net sales for fiscal 2009 were $1.3 billion compared to $1.4 billion for fiscal 2008.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2009 fourth quarter totaled $30.8 million versus $37.5 million in the fiscal 2008 fourth quarter. This decrease is primarily due to lower sales volumes for motive power and network power products, partially offset by overall effective pricing actions and increased sales volumes in military markets. Adjusted EBITDA for fiscal 2009 was $144.4 million versus $100.9 million in the prior year period.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the fiscal 2008 first quarter. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, June 5, 2009 at 9:00 a.m. Eastern Time.

 Conference call details:
      Dial-in number for US/Canada:  877-296-1542
      Dial-in number for international callers:  706-679-5918
      Conference ID:  10148041

 A telephonic replay of the conference call is available:
      Dates: from 12:00 p.m. ET June, 5 2009 to 11:59 p.m. ET
       June 19, 2009
      Domestic dial-in:  800-642-1687
      International dial-in:  706-645-9291
      Passcode:  10148041

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to, (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, and (xi) the ability to acquire goods and services.

Therefore, the Company cautions each reader of this press release carefully to consider those factors set forth above and those factors described in the Company's annual report on Form 10-K filed on June 4, 2009. Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. We undertake no obligation to update any forward-looking statements in this press release.

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                                      For the Fiscal Year Ended
                                 ------------------------------------
                                  March 31,   March 31,    March 31,
                                    2009        2008         2007
                                 ----------   ----------   ----------
                                (In thousands, except per-share data)

 NET SALES                       $3,322,332   $3,696,671   $2,939,785
 COST OF SALES                    2,708,664    3,103,481    2,467,009
                                 ----------   ----------   ----------
 Gross profit                       613,668      593,190      472,776
                                 ----------   ----------   ----------

 EXPENSES:
 Selling, marketing and
  advertising                       297,032      289,975      270,413
 General and administrative         173,990      176,607      173,128
 Restructuring                       63,271       10,507       24,483
 Other expense (income), net         41,264      (39,069)       9,636
 Interest expense, net               72,240       85,517       90,020
 Loss on early extinguishment
  of debt                                --       21,342           --
                                 ----------   ----------   ----------
                                    647,797      544,879      567,680
                                 ----------   ----------   ----------

 (Loss) income before
  reorganization items, income
  taxes, minority interest          (34,129)      48,311      (94,904)
 REORGANIZATION ITEMS, NET            2,179        3,822        4,310
 INCOME TAX PROVISION                32,173       10,886        5,783
 MINORITY INTEREST                    1,041        1,544          882
                                 ----------   ----------   ----------
    Net (loss) income            $  (69,522)  $   32,059   $ (105,879)
                                 ==========   ==========   ==========

 (LOSS) EARNINGS PER SHARE
   Basic                         $    (0.92)  $     0.47   $    (2.37)
                                 ==========   ==========   ==========
   Diluted                       $    (0.92)  $     0.46   $    (2.37)
                                 ==========   ==========   ==========

 WEIGHTED AVERAGE SHARES
   Basic                             75,526       68,306       44,604
                                 ==========   ==========   ==========
   Diluted                           75,526       69,284       44,604
                                 ==========   ==========   ==========

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                 (In thousands, except per share data)

                                             March 31,      March 31,
                                               2009           2008
                                             ----------    ----------
                 ASSETS                           (In thousands)
 Current assets:
  Cash and cash equivalents                  $   69,505    $   90,547
  Receivables, net of allowance for doubtful
   accounts of $28,855 and $33,630              497,841       782,944
  Inventories                                   420,815       583,593
  Prepaid expenses and other                     17,427        17,829
  Deferred financing costs, net                   4,890         5,215
  Deferred income taxes                          33,005        36,853
                                             ----------    ----------
    Total current assets                      1,043,483     1,516,981
                                             ----------    ----------
 Property, plant and equipment, net             586,261       649,526
                                             ----------    ----------
 Other assets:
  Goodwill                                        4,022            --
  Other intangibles, net                        175,311       206,283
  Investments in affiliates                       2,048         6,523
  Deferred financing costs, net                  12,134        18,071
  Deferred income taxes                          51,272        51,238
  Other                                          25,656        42,774
                                             ----------    ----------
                                                270,443       324,889
                                             ----------    ----------
 Total assets                                $1,900,187    $2,491,396
                                             ==========    ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Short-term borrowings                      $    6,977    $   22,719
  Current maturities of long-term debt            5,048         9,875
  Accounts payable                              261,652       468,240
  Accrued expenses                              279,447       333,092
  Warrants liability                              1,143         8,272
                                             ----------    ----------
    Total current liabilities                   554,267       842,198
 Long-term debt                                 646,180       683,601
 Noncurrent retirement obligations              197,403       212,438
 Deferred income tax liability                   30,229        44,407
 Other noncurrent liabilities                   130,041       145,642
                                             ----------    ----------
    Total liabilities                         1,558,120     1,928,286
                                             ----------    ----------
 Commitments and contingencies                       --            --
 Minority interest                               15,840        18,772
                                             ----------    ----------
 STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value, 1,000
  shares authorized, 0 shares issued and
  outstanding                                        --            --
 Common stock, $0.01 par value, 200,000
  shares authorized, 75,499 and 75,278
  shares issued and outstanding                     755           753
 Additional paid-in capital                   1,111,001     1,104,939
 Accumulated deficit                           (787,281)     (717,662)
 Accumulated other comprehensive income           1,752       156,308
                                             ----------    ----------
 Total stockholders' equity                     326,227       544,338
                                             ----------    ----------
 Total liabilities and stockholders' equity  $1,900,187    $2,491,396
                                             ==========    ==========

                   EXIDE TECHNOLOGIES AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        For the Fiscal Year Ended
                                    ---------------------------------
                                    March 31,   March 31,   March 31,
                                      2009        2008        2007
                                    ---------   ---------   ---------
 Cash Flows From Operating
  Activities:                                  (In thousands)
   Net (loss) income                $ (69,522)  $  32,059   $(105,879)
   Adjustments to reconcile net
    (loss) income to net cash
    provided by operating
    activities--
     Depreciation and amortization     95,918     101,161     121,016
     Unrealized (gain) loss on
      warrants                         (7,129)      2,975       3,234
     Net loss (gain) on asset sales/
      impairments                      11,744        (237)     18,622
     Deferred income taxes             12,916      (5,435)     (6,350)
     Provision for doubtful accounts    8,044       5,974       9,096
     Non-cash stock compensation        5,696       5,465       2,449
     Reorganization items, net          2,179       3,822       4,310
     Minority interest                  1,041       1,544         882
     Amortization of deferred
      financing costs                   5,034       4,900       3,476
     Loss on early extinguishment
      of debt                              --      21,342          --
     Currency remeasurement loss
      (gain)                           42,134     (40,782)    (11,635)
    Changes in assets and
     liabilities -
      Receivables                     162,390     (43,606)     14,635
      Inventories                      88,739    (113,877)     30,568
      Prepaid expenses and other       (1,570)      3,763      13,614
      Payables                       (155,958)     58,596     (25,389)
      Accrued expenses                (14,107)      7,625     (16,149)
      Noncurrent liabilities          (67,004)    (46,578)    (53,258)
      Other, net                          (24)      2,369      (2,065)
                                    ---------   ---------   ---------
        Net cash provided by
         operating activities         120,521       1,080       1,177
                                    ---------   ---------   ---------

 Cash Flows From Investing
  Activities:
   Capital expenditures              (108,914)    (56,854)    (51,932)
   Proceeds from asset sales, net       7,827       7,057       4,485
                                    ---------   ---------   ---------
      Net cash used in investing
       activities                    (101,087)    (49,797)    (47,447)
                                    ---------   ---------   ---------

 Cash Flows From Financing
  Activities:
   (Decrease) increase in short-term
    borrowings                        (10,438)      4,699       1,123
   Decrease in borrowings under
    Senior Credit Facility             (2,977)    (13,176)    (27,948)
   Common stock issuance                  368      91,139     117,747
   (Decrease) increase in other debt  (16,394)      6,697      (2,504)
   Financing costs and other               --     (31,985)       (832)
                                    ---------   ---------   ---------
     Net cash (used in) provided by
      financing activities            (29,441)     57,374      87,586
                                    ---------   ---------   ---------

 Effect of Exchange Rate Changes on
  Cash and Cash Equivalents           (11,035)      5,679       2,734
                                    ---------   ---------   ---------

 Net (Decrease) Increase In Cash
  and Cash Equivalents                (21,042)     14,336      44,050
 Cash and Cash Equivalents,
  Beginning of Period                  90,547      76,211      32,161
                                    ---------   ---------   ---------
 Cash and Cash Equivalents, End
  of Period                         $  69,505   $  90,547   $  76,211
                                    =========   =========   =========

 Supplemental Disclosures of Cash
  Flow Information:
 Cash paid during the period for--
   Interest                         $  63,567   $  75,234   $  78,579
   Income taxes (net of refunds)    $  16,288   $  18,848   $  11,125

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
               ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                             (in millions)

 THREE MONTHS ENDED MARCH 31, 2009

                      Transportation   Industrial Energy
                      ---------------- ----------------
                               Europe           Europe
                      Americas and ROW Americas and ROW Other  TOTAL
                      -------- ------- -------- ------- ------ ------

 Net income (loss)       $11.5  ($57.9)  $ 5.4  $14.2  ($37.6) ($64.4)
  Interest expense, net     --     --       --     --   17.0     17.0
  Income tax provision      --     --       --     --   (1.0)    (1.0)
                         ---------------------------------------------
 EBIT                     11.5  (57.9)     5.4   14.2  (21.6)   (48.4)
  Depreciation and
   amortization            7.2    5.0      2.6    5.5    1.8     22.1
  Take Charge               --    2.4       --     --     --      2.4
  Reorganization items,
   net                      --     --       --     --    0.9      0.9
  Restructuring            2.5   38.3      0.1    2.3    0.4     43.6
  Currency remeasurement
   loss (gain)             0.3     --     (0.2)   0.5    7.9      8.5
  Unrealized gain on
   revaluation of
   warrants                 --     --       --     --   (0.5)    (0.5)
  Loss on sale/impairment
   of assets               1.3    8.0      0.5    0.1     --      9.9
  Other, principally non
   cash stock
   compensation expense     --     --     (0.1)  (0.1)   2.1      1.9
                         ---------------------------------------------
 Adjusted EBITDA         $22.8  $(4.2)   $ 8.3  $22.5  $(9.0)   $40.4
                         =============================================

 THREE MONTHS ENDED MARCH 31, 2008

                      Transportation   Industrial Energy
                      ---------------- ----------------
                               Europe           Europe
                      Americas and ROW Americas and ROW Other  TOTAL
                      -------- ------- -------- ------- ------ ------

 Net income (loss)       $23.0   $12.4   $ 8.7   $18.1  $ 1.1   $63.3
  Interest expense, net     --      --      --      --   21.2    21.2
  Income tax provision      --      --      --      --    (20)  (20.0)
                         ---------------------------------------------
 EBIT                     23.0    12.4     8.7    18.1    2.3    64.5
  Depreciation and
   amortization            7.7     7.2     2.2     7.1    1.7    25.9
  Take Charge               --     1.4      --      --     --     1.4
  Reorganization items,
   net                      --      --      --      --    1.4     1.4
  Restructuring            0.6     1.8     1.1     0.3    0.4     4.2
  Currency remeasurement
   loss (gain)            (0.3)    0.4    (0.3)   (0.1) (22.3)  (22.6)
  Minority interest         --      --      --      --    0.2     0.2
  Unrealized gain on
   revaluation of
   warrants                 --      --      --      --    4.2     4.2
  Loss (gain) on sale/
   impairment of assets    0.9     0.3     0.3      --   (1.9)   (0.4)
  Other, principally non
   cash stock
   compensation expense     --    (0.1)    0.1      --    1.3     1.3
                         ---------------------------------------------
 Adjusted EBITDA         $31.9   $23.4   $12.1   $25.4  $(12.7) $80.1
                         =============================================

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
              ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                            (in millions)

 TWELVE MONTHS ENDED MARCH 31, 2009

                   Transportation           Industrial Energy
                   --------------           -----------------
                            Europe            Europe
                             and               and
                 Americas    ROW   Americas    ROW     Other    TOTAL
                 --------  ------- --------  -------   -----    -----

 Net income
  (loss)          $  82.7   ($62.2) $  41.2  $  52.8  ($184.0)  ($69.5)
  Interest
   expense, net        --       --       --       --     72.2     72.2
  Income tax
   provision           --       --       --       --     32.2     32.2
                  ----------------------------------------------------
 EBIT                82.7    (62.2)    41.2     52.8    (79.6)    34.9
  Depreciation and
   amortization      30.2     24.6      9.4     24.8      6.9     95.9
  Take Charge          --      3.0       --       --       --      3.0
  Reorganization
   items, net          --       --       --       --      2.2      2.2
  Restructuring       3.4     44.2      0.1     14.7      0.9     63.3
  Currency
   remeasurement
   loss/ (gain)       3.7      0.3     (1.3)     0.5     38.9     42.1
  Minority
   interest            --       --       --       --      1.0      1.0
  Unrealized gain
   on revaluation
   of warrants         --       --       --       --     (7.1)    (7.1)
  Loss on sale/
   impairment of
   assets             1.4      8.0      1.3      1.0       --     11.7
  Other,
   principally non
   cash stock
   compensation
   expense             --       --       --     (0.1)     5.8      5.7
                  ----------------------------------------------------
 Adjusted EBITDA  $ 121.4  $  17.9  $  50.7  $  93.7  $ (31.0) $ 252.7
                  ====================================================

 TWELVE MONTHS ENDED MARCH 31, 2008

                   Transportation           Industrial Energy
                   --------------           -----------------
                            Europe            Europe
                             and               and
                 Americas    ROW   Americas    ROW     Other    TOTAL
                 --------  ------- --------  -------   -----    -----

 Net income
  (loss)          $  78.9  $  30.3  $  38.0  $  17.9  ($133.0)    32.1
  Interest
   expense, net        --       --       --       --     85.5     85.5
  Income tax
   provision           --       --       --       --     10.9     10.9
                  ----------------------------------------------------
 EBIT                78.9     30.3     38.0     17.9    (36.6)   128.5
  Depreciation and
   amortization      29.9     27.6      8.9     28.8      6.0    101.2
  Loss on early
   extinguishment
   of debt             --       --       --       --     21.3     21.3
  Take Charge         2.9      3.3       --      3.6       --      9.8
  Reorganization
   items, net          --       --       --       --      3.8      3.8
  Restructuring       2.2      4.7      1.1      2.0      0.5     10.5
  Currency
   remeasurement
   loss (gain)       (0.4)     0.3      0.9     (0.2)   (41.4)   (40.8)
  Minority
   interest            --       --       --       --      1.5      1.5
  Unrealized gain
   on revaluation
   of warrants         --       --       --       --      3.0      3.0
  Loss (gain) on
   sale/impairment
   of assets          1.5      0.4      1.2    (1.4)     (1.9)    (0.2)
  Other,
   principally non
   cash stock
   compensation
   expense            0.1     (0.1)     0.1       --      5.4      5.5
                  ----------------------------------------------------
 Adjusted EBITDA  $ 115.1  $  66.5  $  50.2  $  50.7  $ (38.4) $ 244.1
                  ====================================================

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
   COMPARATIVE FY09 Q4 AND FULL YEAR NET SALES AND ADJUSTED EBITDA
                              BY SEGMENT
                             (In millions)

               Transportation   Industrial Energy
               --------------   -----------------
                       Europe             Europe
                         and                and
             Americas    ROW    Americas    ROW    Other  Consolidated
             -------- --------- -------- --------- -----  ------------
 Q4 FY 09
 --------
  Net sales  $  241.5 $  176.6  $   56.4 $  179.8  $   --   $  654.3
  Adjusted
   EBITDA        22.8     (4.2)      8.3     22.5    (9.0)      40.4

 Q4 FY08
 ------
  Net sales  $  309.7 $  326.5  $   79.1 $  315.0  $   --   $1,030.3
  Adjusted
   EBITDA       31.9      23.4      12.1     25.4   (12.7)      80.1

               Transportation   Industrial Energy
               --------------   -----------------
                       Europe             Europe
                         and                and
             Americas    ROW    Americas    ROW    Other  Consolidated
             -------- --------- -------- --------- -----  ------------
 FULL YEAR
  FY09
 ---------
  Net sales  $1,136.6 $  908.1  $  287.1 $  990.5  $   --   $3,322.3
  Adjusted
   EBITDA       121.4     17.9      50.7     93.7   (31.0)     252.7

 FULL YEAR
  FY08
 ---------
  Net sales  $1,126.4 $1,156.0  $  301.6 $1,112.7  $   --   $3,696.7
  Adjusted
   EBITDA       115.1     66.5      50.2     50.7   (38.4)     244.1

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
                    COMPUTATION OF FREE CASH FLOW
                            (in millions)

                                   FOR THE THREE      FOR THE FISCAL
                                   MONTHS ENDED         YEAR ENDED
                                ------------------  ------------------
                                March 31, March 31, March 31, March 31,
                                  2009      2008      2009      2008
                                --------  --------  --------  --------

 Net cash provided by (used in)
  operating activities          $    0.0  $   94.9  $  120.5  $    1.1

 Net cash used in investing
  activities                       (55.3)    (14.2)   (101.1)    (49.8)
                                --------  --------  --------  --------

 Free Cash Flow                 $  (55.3) $   80.7  $   19.4  $  (48.7)
                                ========  ========  ========  ========

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
      NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                 (in millions, except per share data)

                                        FOR THE THREE MONTHS ENDED
                                     March 31, 2009    March 31, 2008
                                    ----------------  ----------------
                                               Per               Per
                                             Diluted           Diluted
                                    Dollars   Share   Dollars   Share
                                    -------  -------  -------  -------

 Net (loss) earnings                $ (64.4) $ (0.85) $  63.3  $  0.80

  Increases (decrease) in income
   tax valuation allowance             14.4     0.19    (34.6)   (0.43)
  Reorganization items, net             0.6     0.01      0.9     0.01
  Restructuring                        41.8     0.55      3.5     0.04
  Currency remeasurement loss (gain)    5.9     0.08    (14.8)   (0.18)
  Unrealized (gain) loss on
   revaluation of warrants             (0.5)   (0.01)     4.2     0.05
                                    -------  -------  -------  -------

 Non-GAAP Adjusted Net Income
  (Loss) / EPS                      $  (2.2) $ (0.03) $  22.5  $  0.29
                                    =======  =======  =======  =======

 Weighted Average Shares Outstanding
  Basic                                       75,687            75,146
                                             =======           =======
  Diluted                                     75,687            80,119
                                             =======           =======

                                        FOR THE FISCAL YEAR ENDED
                                     March 31, 2009    March 31, 2008
                                    ----------------  ----------------
                                               Per               Per
                                             Diluted           Diluted
                                    Dollars   Share   Dollars   Share
                                    -------  -------  -------  -------

 Net (loss) earnings                $ (69.5) $ (0.92) $  32.1  $  0.46

  Increases (decrease) in income
   tax valuation allowance             35.9     0.48    (21.1)   (0.30)
  Decrease in German income tax rate     --       --     16.7     0.24
  Reorganization items, net             1.3     0.02      3.3     0.05
  Restructuring                        60.3     0.80      9.4     0.14
  Currency remeasurement loss (gain)   26.4     0.35    (30.8)   (0.45)
  Unrealized (gain) loss on
   revaluation of warrants             (7.1)   (0.10)     3.0     0.04
  Loss on early extinguishment of
   debt                                  --       --     16.1     0.23
                                    -------  -------  -------  -------

 Non-GAAP Adjusted Net Income
  (Loss) / EPS                      $  47.3  $  0.63  $  28.7  $  0.41
                                    =======  =======  =======  =======

 Weighted Average Shares Outstanding
  Basic                                       75,526            68,306
                                             =======           =======
  Diluted                                     75,526            69,284
                                             =======           =======

CONTACT:  J.Addams & Partners, Inc.
          Media Contacts:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          Investor Contact:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com